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Exhibit 99.1

Gaiam Reports First Quarter 2005 Results

        Broomfield, CO, May 3, 2005. Gaiam, Inc. (NASDAQ: GAIA) announced results for its first quarter ended March 31, 2005. Gaiam is lifestyle media company catering to customers who value personal development, natural health, and responsible media.

        The company will host a conference call today, May 3, 2005, at 2:30 p.m. M.D.T. (4:30 p.m. E.D.T.) to review its results for the first quarter of 2005.

Dial-in No.:	(888) 282-8354
Passcode:	GAIAM

        For the first quarter ended March 31, 2005, Gaiam generated $26.3 million in revenue compared to $23.8 million during the same period in 2004. The 11% increase in revenue was fully generated by the internal growth. Revenue from Gaiam's business segment, which distributes media and other proprietary products to retailers, was $13.0 million or 12% higher in the first quarter of 2005 than in the comparable 2004 period. Revenue from Gaiam's direct to consumer segment was $13.3 million or 10% higher for the first quarter of 2005 than in the comparable period in 2004. The improvement of the internal growth rate to 11% from 2% in the preceding quarter represents the third consecutive quarter of improvements.

        The gross margin of 52.2% for the first quarter of 2005 exceeded our guidance of 51%. Although the gross margin was lower than the 53.3% generated during the first quarter of 2004, it was a significant improvement over the 48.7% gross margin generated during the fourth quarter of 2004.

        After several quarters of consolidation reset, Gaiam returned to profitability, posting an operating profit of $287 thousand in the quarter compared to an operating loss of $329 thousand for the same period in 2004. Net income for the three months ended March 31, 2005 was $116 thousand, or $0.01 per share, as compared to a net loss of $329 thousand, or $0.02 per share, for the first quarter of 2004.

        During the first quarter of 2005, Gaiam generated cash from operating activities of $598 thousand and increased its cash position at March 31, 2005 to $10.9 million, up from $10.4 million at December 31, 2004. Depreciation and amortization for the quarter was $1.1 million. Gaiam has no debt and an unused $15 million line of credit.

        "We are pleased that both of our operating segments achieved over 10% comps in first quarter," said Lynn Powers, President. "We believe the consolidation period is behind us and our new initiatives such as increased exposure of our media in Target and our investment in growing our online business are now paying off."

        "The results for the quarter were again above our expectations" said Jirka Rysavy, Chairman and Chief Executive Officer. "Our focus on media sales, especially DVD market share is working. We believe that the media focus will deliver additional growth to our revenues and bottom line by fourth quarter."

        This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as "expect," "believe," "will," "should" or comparable terminology or by discussions of strategy. While the Company believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in the Company's filings with the Securities and Exchange Commission. The Company assumes no duty to update any forward-looking statements.

        Additional guidance may be given on the conference call. A replay of the call will begin 1 hour after the end of the call and will continue until 5:00 p.m. E.D.T. on May 5, 2005.

        Replay number (800) 328-8402

Contact: Janet Mathews, Chief Financial Officer (303) 222-3663
http: www.gaiam.com

Gaiam, Inc.
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended March 31, 2005		Three months ended March 31, 2004
Net revenue	$26,324	100.0%	$23,775	100.0%
Cost of goods sold	12,575	47.8%	11,099	46.7%

Gross profit	13,749	52.2%	12,676	53.3%
Operating expenses	13,462	51.1%	13,005	54.7%

Income (loss) from operations	287	1.1%	(329)	(1.4)%
Other income (expense)	116	0.4%	56	0.2%

Income (loss) before income taxes	403	1.5%	(273)	(1.2)%
Income tax expense (benefit)	130	0.5%	(116)	(0.5)%
Minority interest in net income of consolidated subsidiaries	(157)	(0.6)%	(172)	(0.7)%

Net income (loss)	$116	0.4%	$(329)	(1.4)%

Shares outstanding:
Basic	14,820		14,615
Diluted	14,914		14,615
Earnings (loss) per share:
Basic	$0.01		$(0.02)
Diluted	$0.01		$(0.02)

GAIAM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share information)

	March 31, 2005	December 31, 2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,910	$10,439
Accounts receivable, net	11,787	13,914
Income tax and other receivables	3,137	3,000
Inventory, less allowances	16,984	16,503
Deferred advertising costs	2,066	2,635
Deferred tax assets	921	1,145
Other current assets	1,391	1,324

Total current assets	47,196	48,960
Property and equipment, net	7,333	7,857
Investments	7,865	7,865
Capitalized production costs, net	5,147	5,457
Media library, net	5,250	5,427
Goodwill and other intangibles	9,708	9,757
Non-current deferred tax assets	2,714	2,657
Other assets	349	307

Total assets	$85,562	$88,287

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$11,059	$12,910
Accrued liabilities	2,695	3,698
Income taxes payable	794	864

Total current liabilities	14,548	17,472

Minority interest	4,568	4,469
Commitments and contingencies
Stockholders' equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 9,420,118 and 9,411,897 shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively	1	1
Class B common stock, $.0001 par value, 50,000,000 shares authorized, 5,400,000 issued and outstanding at March 31, 2005 and December 31, 2004	1	1
Additional paid-in capital	54,982	54,933
Accumulated other comprehensive income	785	850
Retained earnings	10,677	10,561

Total stockholders' equity	66,446	66,346

Total liabilities and stockholders' equity	$85,562	$88,287

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Gaiam Reports First Quarter 2005 Results